Blackstone Mortgage Trust Reports Second Quarter 2024 Results

NEW YORK – July 24, 2024 – Blackstone Mortgage Trust, Inc. (NYSE: BXMT) today reported its second quarter 2024 results. The net loss attributable to Blackstone Mortgage Trust for the quarter was $61 million. Second quarter EPS, Distributable EPS, Distributable EPS prior to charge-offs, and dividends paid per basic share were ($0.35), $0.49, $0.56, and $0.62, respectively.

In addition, BXMT declared a dividend of $0.47 per share of class A common stock with respect to the third quarter of 2024. This dividend is payable on October 15, 2024, to stockholders of record as of September 30, 2024.

BXMT also announced that its Board of Directors has authorized a share repurchase program for up to $150.0 million of the Company’s class A common stock.

Katie Keenan, Chief Executive Officer, said, “We believe stockholder return is well served by balancing current return with optimization of book value and long-term earnings potential through our strategic capital allocation decisions. We assess the dividend with the Board each quarter, prudently considering a variety of factors, and our Board has declared a third quarter dividend of $0.47 per share, which we believe reflects a sustainable level relative to long-term earnings power. With strong liquidity, accelerating repayments, and an emerging investment pipeline, BXMT is well positioned to deploy capital accretively in this environment and continue its forward trajectory through the cycle.”

Blackstone Mortgage Trust issued a full presentation of its second quarter 2024 results, which can be viewed at www.bxmt.com. An updated investor presentation may also be viewed on the website.

Quarterly Investor Call Details
Blackstone Mortgage Trust will host a conference call today at 9:00 a.m. ET to discuss results. To register for the webcast, please use the following link:  https://event.webcasts.com/starthere.jsp?ei=1678028&tp_key=56a32bd9f3. For those unable to listen to the live broadcast, a recorded replay will be available on the company's website at www.bxmt.com beginning approximately two hours after the event.

About Blackstone Mortgage Trust
Blackstone Mortgage Trust (NYSE: BXMT) is a real estate finance company that originates senior loans collateralized by commercial real estate in North America, Europe, and Australia. Our investment objective is to preserve and protect shareholder capital while producing attractive risk-adjusted returns primarily through dividends generated from current income from our loan portfolio. Our portfolio is composed primarily of loans secured by high-quality, institutional assets in major markets, sponsored by experienced, well-capitalized real estate investment owners and operators. These senior loans are capitalized by accessing a variety of

Blackstone Mortgage Trust, Inc.
345 Park Avenue
New York, New York 10154
T 212 655 0220

financing options, depending on our view of the most prudent strategy available for each of our investments. We are externally managed by BXMT Advisors L.L.C., a subsidiary of Blackstone. Further information is available at www.bxmt.com.

About Blackstone
Blackstone is the world’s largest alternative asset manager. We seek to deliver compelling returns for institutional and individual investors by strengthening the companies in which we invest. Our more than $1 trillion in assets under management include global investment strategies focused on real estate, private equity, infrastructure, life sciences, growth equity, credit, real assets, secondaries and hedge funds. Further information is available at www.blackstone.com. Follow @blackstone on LinkedIn, X (Twitter), and Instagram.

Forward-Looking Statements and Other Matters
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect BXMT’s current views with respect to, among other things, its operations and financial performance, its business plans and the impact of the current macroeconomic environment, including interest rate changes. You can identify these forward-looking statements by the use of words such as “outlook,” “objective,” “indicator,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. BXMT believes these factors include but are not limited to those described under the section entitled “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as such factors may be updated from time to time in its periodic filings with the Securities and Exchange Commission (“SEC”) which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the filings. BXMT assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.
We refer to “Distributable EPS” and “Distributable EPS prior to charge-offs,” which are non-GAAP financial measures, in this press release. A reconciliation to net income (loss) attributable to Blackstone Mortgage Trust, the most directly comparable GAAP measure, is included in our full detailed presentation of second quarter 2024 results and is available on our website at www.bxmt.com.

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Blackstone Mortgage Trust, Inc.
345 Park Avenue
New York, New York 10154
T 212 655 0220